Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

Boston, Massachusetts – August 4, 2014: American Tower Corporation (NYSE: AMT) (the “Company”) today announced the pricing of its registered public offering of senior unsecured notes due 2021, in an aggregate principal amount of $650.0 million. The notes will have an interest rate of 3.450% per annum and are being issued at a price equal to 99.416% of their face value. The net proceeds of the offering are expected to be approximately $641.1 million, after deducting underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds to repay existing indebtedness under its multi-currency $2.0 billion senior unsecured revolving credit facility.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc. and Morgan Stanley & Co. LLC are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or e-mailing dg.prospectus_requests@baml.com, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 69,000 communications sites.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the expectations of the dollar amount to be received in net proceeds, the Company’s ability to complete the offering and the Company’s expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in the Company’s forward-looking statements, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-Q for the quarter ended June 30, 2014 under the caption “Risk Factors” and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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